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                                  EXHIBIT 99.1

C-3D Digital, Inc.                                 Crystal Consulting Group, LLC
10 Universal City Plaza, Suite 1100
Universal City, CA 91608

CHANDOS MAHON, CEO                                              PATRICIA KAMPMAN
(818) 509-6262                                                    (760) 360-7511
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       C-3D DIGITAL OBTAINS COMMITMENT FOR $12 MILLION FINANCING FACILITY

Universal City, CA ... January 17, 2002 -- C-3D Digital, Inc. ("C3D") (AMEX:DDD) announced today that it has executed a definitive agreement with a private investment fund for an equity financing facility of up to $12 million over the next 36 months. Under the facility, the Company would have the right (but not the obligation) to issue shares of the Company's common stock from time to time through "puts" to the fund at a discount to the then-current market price. The amount of funds available to the Company under the facility will be limited by, among other things, certain volume- and price-related limitations. The financing is subject to customary closing conditions, including the effectiveness of a registration statement to be filed with the Securities and Exchange Commission, as well as approval of an application for an additional listing of shares on the American Stock Exchange.

The Company expects to use the proceeds of the facility to fund sales and marketing efforts, as well as for working capital and other general corporate purposes.

The issuance of any common stock to the fund pursuant to the facility will not be registered under the Securities Act of 1933, as amended, and the stock may not be offered or sold in the United States without registration or the availability of an applicable exemption from registration requirements. However, the Company has agreed that, prior to any sale of shares to the fund under the facility, the Company will register the shares for resale under the Securities Act. A more detailed description of the terms of the facility will be provided in a registration statement that the Company expects to file with the Securities and Exchange Commission within 30 days. The Company will not be able to sell shares under the facility until such time, if any, as the registration statement is declared effective by the SEC. This announcement does not constitute an offer to sell or the solicitation of an offer to buy common stock of the Company.

THIS PRESS RELEASE INCLUDES STATEMENTS WHICH MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD LOOKING" STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTED RESULTS. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO: C-3D'S LIMITED OPERATING HISTORY; ITS HISTORY OF LOSSES AND ANTICIPATION OF CONTINUED LOSSES; THE

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POTENTIAL VOLATILITY OF ITS QUARTERLY OPERATING RESULTS; THE ISSUANCE OF COMMON
STOCK AT A DISCOUNT TO THE CURRENT MARKET PRICE UNDER THE FINANCING; THE EXPRESSION OF DOUBT BY THE COMPANY'S INDEPENDENT AUDITORS REGARDING C-3D'S VIABILITY AS A GOING CONCERN; THE POTENTIAL DIFFICULTY FACED BY C-3D IN CONSUMMATING THE PROPOSED FINANCING, INCLUDING ITS SATISFACTION OF THE CONDITIONS TO CLOSING; THE DIFFICULTY IN OBTAINING ADEQUATE FINANCING TO SUCCESSFULLY IMPLEMENT THE COMPANY'S BUSINESS PLAN; RISKS RELATED TO LEGAL UNCERTAINTY AND THE RESULTS OF A REVIEW OF C-3D'S PUBLIC FILINGS BY THE SECURITIES AND EXCHANGE COMMISSION; AND OTHER RISKS WHICH ARE SET FORTH IN MORE DETAIL IN C-3D'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS RECENT FILINGS ON FORMS 10-KSB AND 10-QSB.

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